Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

 Innoviz Technologies Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value per share, reserved for issuance pursuant to the 2021 Plan	Rule 457(c) and Rule 457(h)	4,909,261(2)	$4.14(3)	$20,324,340.54	$110.20 per $1,000,000	$2,239.74
Total Offering Amounts					$20,324,340.54		$2,239.74
Total Fee Offsets							$—
Net Fee Due							$2,239.74

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Innoviz Technologies Ltd. 2021 Share Incentive Plan (the “2021 Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding ordinary shares.

(2)
Represents the additional 4,909,261 ordinary shares issuable under the Innoviz Technologies Ltd. 2021 Share Incentive Plan (the “2021 Plan”), representing an increase to the number of ordinary shares available for issuance under the 2021 Plan in an amount equal to 5% of the outstanding ordinary shares as of December 31, 2022.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2021 Plan are based on the average of the high ($4.33) and low ($3.95) prices of ordinary shares on The Nasdaq Stock Market LLC on March 3, 2023.